Exhibit 99.1

Clear Channel Outdoor Reports Fourth Quarter and Full Year 2009 Results

SAN ANTONIO--(BUSINESS WIRE)--March 11, 2010--Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for the fourth quarter and year ended December 31, 2009.

Clear Channel Outdoor reported revenues of $2.7 billion for 2009, a decrease of 18%, as compared to 2008. In 2009, revenues in the outdoor and overall advertising industries decreased as a result of the global economic downturn. During 2009, the Company undertook a restructuring program to maximize efficiency and realign expenses with its current and long-term business outlook.

Mark Mays, CEO of Clear Channel Outdoor, commented: "During the global recession, we have focused on investing in our digital assets, strengthening our management team and improving the effectiveness of our sales functions, while aggressively realigning our cost structure. These efforts have put us in a solid position to execute our plan as an economic rebound takes hold.”

Clear Channel Outdoor reported a 3% decrease in revenues with a 6% decrease in operating expenses for the fourth quarter of 2009 as compared to the fourth quarter of 2008. Mark Mays further noted: “Our fourth quarter results reflect a recovering advertising climate across many of our markets, as well as the positive impact of our cost restructuring initiatives. We achieved a significant gain in operating profitability during the quarter, capitalizing on improved revenue trends and a more efficient operating structure. As we look to 2010, we remain focused on driving innovation across our worldwide platform, maximizing our revenues and fully capitalizing on the operating leverage in our business model."

Fourth Quarter 2009 Results

The Company reported revenues of $763.1 million in the fourth quarter of 2009, a 3% decrease from the $785.5 million reported for the fourth quarter of 2008, and excluding the effects of movements in foreign exchange rates, the revenue decline would have been 6%.1

Clear Channel Outdoor’s operating expenses decreased 6%, to $590.9 million for the fourth quarter of 2009 compared to 2008; the decline in expenses would have been 10% excluding the effects of movements in foreign exchange rates.1 Also included in the Company’s direct operating expenses, SG&A expenses and corporate expenses for the fourth quarter of 2009 are $29.6 million of restructuring charges and approximately $3.7 million of non-cash compensation expense.

Clear Channel Outdoor’s consolidated net loss was $57.8 million or $0.18 per diluted share, respectively, during the fourth quarter of 2009. This compares to a net loss of $3.0 billion, or $8.53 per diluted share, for the fourth quarter of 2008.

The Company’s OIBDAN was $156.1 million for the fourth quarter of 2009, an 11% increase from the fourth quarter of 2008. The Company defines OIBDAN, a non-GAAP financial measure, as Operating income before Depreciation and amortization, Non-cash compensation expense, Impairment charges and Other operating income (expense) – net.

Full Year 2009 Results

For the full year, Clear Channel Outdoor reported revenues of $2.7 billion, a decrease of 18% when compared to revenues of $3.3 billion in 2008. Excluding the effects of movements in foreign exchange rates, revenue would have declined 14%.1

Clear Channel Outdoor’s operating expenses decreased 15% from 2008 to $2.1 billion during 2009. The decline in expenses would have been 11% excluding the effects of movements in foreign exchange rates.1 Also included in the Company’s direct operating expenses, SG&A expenses and corporate expenses for 2009 are $53.2 million of restructuring charges and approximately $12.1 million of non-cash compensation expense.

The Company’s consolidated net loss and diluted loss per share were $872.5 million and $2.46, respectively, during 2009, as compared to net loss and diluted loss per share of $2.9 billion and $8.03, respectively, during 2008.

Clear Channel Outdoor’s OIBDAN was $535.4 million for 2009, a 28% decrease from 2008.

Revenue, Operating Expenses and OIBDAN by Segment

The discussion of the Company’s 2008 results in this release is presented on a combined basis for the periods in 2008 before and after the merger of one of the Company’s indirect parent companies, Clear Channel Communications, Inc., with a subsidiary of CC Media Holdings, Inc. The 2008 pre-merger and post-merger results are presented below in Table 1, but are not discussed separately in this release. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of the operations to be analyzed and compared to comparable periods in 2009.

The Company’s operating expenses include Direct operating expenses and Selling, general and administrative expenses but exclude non-cash compensation expense associated with the Company’s stock option grants.

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2009	2008	Change	2009	2008	Change

Revenue
Americas	$339,894	$342,188	(1%)	$1,238,171	$1,430,258	(13%)
International	423,175	443,337	(5%)	1,459,853	1,859,029	(21%)
Consolidated revenue	$763,069	$785,525	(3%)	$2,698,024	$3,289,287	(18%)
Operating Expenses[1]
Americas	$219,544	$240,287	(9%)	$802,297	$891,950	(10%)
International	368,718	383,769	(4%)	1,296,801	1,585,924	(18%)
Consolidated operating expenses	$588,262	$624,056	(6%)	$2,099,098	$2,477,874	(15%)

OIBDAN[1]
Americas	$120,350	$101,901	18%	$435,874	$538,308	(19%)
International	54,457	59,568	(9%)	163,052	273,105	(40%)
Corporate	(18,697)	(20,230)		(63,532)	(70,088)
Consolidated OIBDAN	$156,110	$141,239	11%	$535,394	$741,325	(28%)

1See reconciliations of revenue and operating and corporate expenses excluding the effects of foreign exchange and excluding non-cash compensation expense to revenue, direct operating expenses, SG&A and corporate expenses and the reconciliation of OIBDAN to net income at the end of this press release.

The Company’s revenue and direct operating and SG&A expenses increased approximately $27.4 million and $24.5 million, respectively, due to the effects of foreign exchange movements during the fourth quarter of 2009 as compared to the same period of 2008. The Company’s 2009 revenue and direct operating and SG&A expenses decreased approximately $124.9 million and $114.2 million, respectively, due to the effects of foreign exchange movements as compared to 2008.

In 2008 and 2009, the global economic downturn adversely affected advertising revenues across the Company’s businesses. In the fourth quarter of 2008, the Company initiated an ongoing, company-wide strategic review of its costs and organizational structure to identify opportunities to maximize efficiency and realign expenses with the Company’s current and long-term business outlook. As of December 31, 2009, the Company incurred a total of $88.7 million of costs in conjunction with the restructuring program. The Company estimates that the benefit of the restructuring program was an approximate $170.6 million aggregate reduction to fixed operating and corporate expenses in 2009 and that the benefit of these initiatives will be fully realized by 2011.

No assurance can be given that the restructuring program will achieve all of the anticipated cost savings in the timeframe expected or at all, or that the cost savings will be sustainable. In addition, the Company may modify or terminate the restructuring program in response to economic conditions or otherwise.

Americas

The Company’s Americas revenue decreased approximately $192.1 million during 2009 compared to 2008. The decrease resulted primarily from declines in bulletin, poster and transit revenues due to cancellations and non-renewals from larger national advertisers as a result of the overall weakness in advertising and the economy. The decline in bulletin, poster and transit revenues was also impacted by a decline in rate compared to 2008.

Direct operating and SG&A expenses decreased $90.1 million during 2009 compared to 2008, primarily from a $25.3 million decrease in site-lease expenses associated with cost savings from the Company’s restructuring program, as well as a decline in variable expenses related to revenues. A $26.0 million decline in commissions associated with a decline in revenues and cost savings and a $16.2 million decline in bad debt expense as a result of accounts collected and an improvement in the aging of the Company’s accounts receivable in 2009 also contributed to the decrease.

  Digital Displays

As of December 31, 2009, the Company had deployed 457 digital displays in 33 U.S. markets. This includes approximately 120 digital displays that were rolled out during 2009.

International

The Company’s International revenue decreased approximately $399.2 million in 2009 compared to 2008, with approximately $118.5 million from movements in foreign exchange rates. The revenue decline occurred across most countries, with the most significant decline in France of $75.5 million due to weak advertising demand. Other countries with significant declines included the U.K. and Italy, which declined $30.4 million and $28.3 million, respectively, due to weak advertising markets.

Direct operating and SG&A expenses decreased $288.9 million during 2009 compared to 2008, including a decrease of approximately $109.3 million from movements in foreign exchange. In addition, cost savings from the restructuring program and the decline in revenue resulted in a decrease of $146.4 million in site lease expenses, $34.3 million in compensation expense and $25.8 million in administrative expenses.

Conference Call

The Company will host a teleconference to discuss results today at 5:00 p.m. Eastern Time. The conference call number is 866-254-5934 and the pass code is 148441. Please call ten minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the investor section of the Clear Channel website, located at www.clearchannel.com/Investors/. A replay of the call will be available after the live conference call, beginning at 7:00 p.m. Eastern Time, for a period of one week. The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 148441. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of one week.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

The discussion in this release is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 combined post-merger and pre-merger results are presented below, but are not discussed separately. The Company believes that the discussion on a combined basis is more meaningful as it allows the results of operations to be analyzed to comparable periods in 2009. See reconciliation of combined results below.

(In thousands, except per share data)	Three Months Ended December 31,			Year Ended December 31,
	2009 Post-Merger	2008 Post-Merger	% Change	2009 Post-Merger	2008 Combined	% Change
Revenue	$763,069	$785,525	(3%)	$2,698,024	$3,289,287	(18%)
Direct operating expenses	454,400	457,941		1,625,083	1,882,136
Selling, general and administrative expenses	136,474	168,349		484,404	606,370
Corporate expenses	19,801	20,450		65,247	71,045
Depreciation and amortization	111,878	143,698		439,647	472,350
Impairment charge	78,347	3,217,649		890,737	3,217,649
Other operating income (expense) – net	(18,356)	3,342		(8,231)	15,848
Operating income	(56,187)	(3,219,220)		(815,325)	(2,944,415)

Interest expense - net	39,561	43,223		154,195	161,650
Loss on marketable securities	—	59,842		11,315	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(5,348)	(1,162)		(31,442)	68,733
Other income (expense) – net	(4,080)	13,091		(9,368)	25,479
Income (loss) before income taxes	(105,176)	(3,310,356)		(1,021,645)	(3,071,695)
Income tax benefit (expense):
Current	42,944	8,077		16,769	(27,126)
Deferred	4,464	268,932		132,341	247,445
Income tax expense	47,408	277,009		149,110	220,319
Consolidated net income (loss)	(57,768)	(3,033,347)		(872,535)	(2,851,376)
Amount attributable to noncontrolling interest	(933)	(3,896)		(4,346)	(293)

Net income (loss) attributable to the Company	$(56,835)	$(3,029,451)		$(868,189)	$(2,851,083)

Diluted net earnings (loss) per share	$(0.18)	$(8.53)		$(2.46)	$(8.03)

Weighted average shares outstanding – Diluted	355,416	355,318		355,377	355,233

(In thousands, except per share data)
	Post-Merger	Pre-Merger	Combined
	Period from July 31 through December 31,	Period from January 1 through July 30,	Year Ended December 31,
	2008	2008	2008
Revenue	$1,327,224	$1,962,063	$3,289,287
Operating expenses:
Direct operating expenses	762,704	1,119,432	1,882,136
Selling, general and administrative expenses	261,524	344,846	606,370
Depreciation and amortization	224,713	247,637	472,350
Corporate expenses	31,681	39,364	71,045
Impairment charge	3,217,649	—	3,217,649
Other operating income – net	4,870	10,978	15,848
Operating income	(3,166,177)	221,762	(2,944,415)

Interest expense - net	72,863	88,787	161,650
Loss on marketable securities	59,842	—	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(2,109)	70,842	68,733
Other income – net	12,114	13,365	25,479
Income before income taxes	(3,288,877)	217,182	(3,071,695)
Income tax (expense) benefit:
Current	3,045	(30,171)	(27,126)
Deferred	268,850	(21,405)	247,445
Income tax (expense) benefit	271,895	(51,576)	220,319
Consolidated net income (loss)	(3,016,982)	165,606	(2,851,376)
Amount attributable to noncontrolling interest	1,655	(1,948)	(293)

Net income (loss) attributable to the Company	$(3,018,637)	$167,554	$(2,851,083)

Diluted net earnings (loss) per share	$(8.50)	$0.47	$(8.03)

Weighted average shares outstanding – Diluted	355,308	355,741	355,233

The information in Table 1 is presented for two periods: post-merger and pre-merger. One of the Company’s indirect parent companies, Clear Channel Communications, Inc., consummated its merger with a wholly-owned subsidiary of CC Media Holdings, Inc. on July 30, 2008. Purchase accounting adjustments were pushed down to the opening balance sheet of the Company on July 31, 2008 as the merger occurred at the close of business on July 30, 2008 and the results of operations subsequent to this date reflect the impact of the new basis of accounting. The financial reporting periods are presented as follows:

  The three and twelve month periods ended December 31, 2009 and the period from July 31 through December 31, 2008 reflect the Company’s post-merger period, including the purchase accounting adjustments related to the merger that were pushed down to the Company.
  The period from January 1 through July 30, 2008 reflect the Company’s pre-merger period. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for Clear Channel Communications. As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for 2009 and 2008 was:

(In millions)	December 31, 2009	December 31, 2008

Cash	$609.4	$94.8
Total Current Assets	$1,640.5	$1,554.7
Net Property, Plant and Equipment	$2,440.6	$2,586.7
Due from Clear Channel Communications	$123.3	$431.6
Total Assets	$7,192.4	$8,050.8

Current Liabilities (excluding current portion of long-term debt)	$724.0	$722.3
Long-Term Debt (including current portion of long-term debt)	$2,608.9	$101.9
Debt with Clear Channel Communications	$—	$2,500.0
Shareholders’ Equity	$2,761.4	$3,543.8

TABLE 3 - Capital Expenditures

Capital expenditures for the full year of 2009 and 2008 were:

(In millions)	December 31, 2009	December 31, 2008

Non-revenue producing	$47.2	$85.4
Revenue producing	128.8	272.9
Total capital expenditures	$176.0	$358.3

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 – Restructuring Costs

The Company incurred the following costs, included in Direct operating, SG&A and Corporate expenses, in conjunction with its restructuring program:

(In millions)
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Americas	$2.0	$7.4	$10.0	$7.4
International	26.5	26.6	38.4	26.6
Corporate	1.1	1.5	4.8	1.5
Total	$29.6	$35.5	$53.2	$35.5

TABLE 5 - Total Debt

At December 31, 2009, Clear Channel Outdoor had total debt of:

(In millions)	December 31, 2009

Bank Credit Facility	$30.0

Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	500.0
9.25% Series B Senior Notes Due 2017	2,000.0
Other Debt	78.9
Total	2,608.9
Cash	609.4
Net Debt	$1,999.5

The current portion of long-term debt, which is included in Other Debt, was $47.1 million as of December 31, 2009.

In December 2009, the Company’s wholly-owned subsidiary Clear Channel Worldwide Holdings, Inc., issued $500.0 million aggregate principal amount of Series A Senior Notes due 2017 and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017. The Notes are guaranteed by the Company, Clear Channel Outdoor, Inc., the Company’s wholly-owned subsidiary, and certain other existing domestic subsidiaries of the Company.

The Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel Worldwide Holdings, Inc. and the guarantees of the Notes will rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors there under.

Liquidity and Financial Position

For the year ended December 31, 2009, cash flow from operating activities was $441.2 million, cash flow used by investing activities was $162.9 million, cash flow provided by financing activities was $231.7 million, and the effect of exchange rate changes on cash was $4.6 million for a net increase in cash of $514.6 million.

The Clear Channel Worldwide Holdings, Inc. Notes indenture restricts the Company’s ability to incur additional indebtedness and pay dividends based on an incurrence test. In order to incur additional indebtedness, the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. Similarly, in order for the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales, the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. If these ratios are not met, the Company has certain exceptions that allow the Company to incur additional indebtedness and pay dividends, such as a $500 million exception for the payment of dividends.

Consolidated leverage, defined as total debt divided by the trailing 12-month EBITDA was 3.8:1 at December 31, 2009, and senior leverage, defined as senior debt divided by the trailing twelve month EBITDA was also 3.8:1 at December 31, 2009. The Company’s adjusted EBITDA of $684 million is calculated as the trailing twelve months operating income before depreciation and amortization, impairment charge, other operating income – net, plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $58.8 million in any twelve month period) of $53.0 million; (ii) an increase of $20.7 million for non-cash items; (iii) an increase of $53.2 million related to expenses incurred associated with our cost savings program; and (iv) an increase of $21.8 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income (Loss) before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Other Operating Income - Net (OIBDAN)

The following tables set forth Clear Channel Outdoor's OIBDAN for the three and twelve months ended December 31, 2009 and 2008. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Loss on marketable securities; Interest expense; Other operating income (expense) – net; D&A and Impairment Charge.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. The Company believes it helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions that are excluded.

In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2009 actual foreign revenues and expenses at average 2008 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including: (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense; (iv) Expense excluding non-cash compensation expense to expenses and (v) OIBDAN to net income.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating Income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income (expense) – net and Impairment charge	OIBDAN

Three Months Ended December 31, 2009
Americas	$66,676	$2,006	$51,668	$—	$120,350
International	(6,359)	606	60,210	—	54,457
Corporate	(19,801)	1,104	—	—	(18,697)
Impairment charge	(78,347)	—	—	78,347	—
Other operating income (expense) – net	(18,356)	—	—	18,356	—
Consolidated	$(56,187)	$3,716	$111,878	$96,703	$156,110

Three Months Ended December 31, 2008
Americas	$47,731	$1,776	$52,394	$—	$101,901
International	(32,194)	458	91,304	—	59,568
Corporate	(20,450)	220	—	—	(20,230)
Impairment charge	(3,217,649)	—	—	3,217,649	—
Other operating income – net	3,342	—	—	(3,342)	—
Consolidated	$(3,219,220)	$2,454	$143,698	$3,214,307	$141,239

Year Ended December 31, 2009
Americas	$217,617	$7,977	$210,280	$—	$435,874
International	(68,727)	2,412	229,367	—	163,052
Corporate	(65,247)	1,715	—	—	(63,532)
Impairment charge	(890,737)	—	—	890,737	—
Other operating income (expense) – net	(8,231)	—	—	8,231	—
Consolidated	$(815,325)	$12,104	$439,647	$898,968	$535,394

Year Ended December 31, 2008
Americas	$322,210	$8,465	$207,633	$—	$538,308
International	6,221	2,167	264,717	—	273,105
Corporate	(71,045)	957	—	—	(70,088)
Impairment charge	(3,217,649)	—	—	3,217,649	—
Other operating income – net	15,848	—	—	(15,848)	—
Consolidated	$(2,944,415)	$11,589	$472,350	$3,201,801	$741,325

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2009	2008	Change	2009	2008	Change

Revenue	$763,069	$785,525	(3%)	$2,698,024	$3,289,287	(18%)
Excluding: Foreign exchange decrease (increase)	(27,442)	—		124,886	—
Revenue excluding effects of foreign exchange	$735,627	$785,525	(6%)	$2,822,910	$3,289,287	(14%)

International revenue	$423,175	$443,337	(5%)	$1,459,853	$1,859,029	(21%)
Excluding: Foreign exchange decrease (increase)	(27,199)	—		118,509	—
International revenue excluding effects of foreign exchange	$395,976	$443,337	(11%)	$1,578,362	$1,859,029	(15%)
Reconciliation of Expense (Direct Operating and SG&A Expenses)
Excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2009	2008	Change	2009	2008	Change

Expense	$590,874	$626,290	(6%)	$2,109,487	$2,488,506	(15%)
Excluding: Foreign exchange decrease (increase)	(24,533)	—		114,155	—
Expense excluding effects of foreign exchange	$566,341	$626,290	(10%)	$2,223,642	$2,488,506	(11%)

International expense	$369,324	$384,227	(4%)	$1,299,213	$1,588,091	(18%)
Excluding: Foreign exchange decrease (increase)	(24,280)	—		109,305	—
International expense excluding effects of foreign exchange	$345,044	$384,227	(10%)	$1,408,518	$1,588,091	(11%)
Reconciliation of Expense (Direct Operating and SG&A Expenses) Excluding Non-cash compensation expense

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2009	2008	Change	2009	2008	Change

Americas Outdoor	221,550	242,063	(8%)	810,274	900,415	(10%)
Less: Non-cash compensation expense	(2,006)	(1,776)		(7,977)	(8,465)
	219,544	240,287	(9%)	802,297	891,950	(10%)

International Outdoor	369,324	384,227	(4%)	1,299,213	1,588,091	(18%)
Less: Non-cash compensation expense	(606)	(458)		(2,412)	(2,167)
	368,718	383,769	(4%)	1,296,801	1,585,924	(18%)

Plus: Non-cash compensation expense	2,612	2,234		10,389	10,632
Consolidated divisional operating expenses	$590,874	$626,290	(6%)	$2,109,487	$2,488,506	(15%)

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended December 31,		%	Year Ended December 31,		%
	2009	2008	Change	2009	2008	Change
OIBDAN	$156,110	$141,239	11%	$535,394	$741,325	(28%)
Non-cash compensation expense	3,716	2,454		12,104	11,589
Depreciation and amortization	111,878	143,698		439,647	472,350
Impairment charge	78,347	3,217,649		890,737	3,217,649
Other operating income (expense) – net	(18,356)	3,342		(8,231)	15,848
Operating loss	(56,187)	(3,219,220)		(815,325)	(2,944,415)

Interest expense	39,561	43,223		154,195	161,650
Loss on marketable securities	—	59,842		11,315	59,842
Equity in earnings (loss) of nonconsolidated affiliates	(5,348)	(1,162)		(31,442)	68,733
Other income (expense) – net	(4,080)	13,091		(9,368)	25,479
Loss before income taxes	(105,176)	(3,310,356)		(1,021,645)	(3,071,695)
Income tax benefit (expense):
Current	42,944	8,077		16,769	(27,126)
Deferred	4,464	268,932		132,341	247,445
Income tax benefit (expense)	47,408	277,009		149,110	220,319
Consolidated net loss	(57,768)	(3,033,347)		(872,535)	(2,851,376)
Amount attributable to noncontrolling interest	(933)	(3,896)		(4,346)	(293)

Net loss attributable to the Company	$(56,835)	$(3,029,451)		$(868,189)	$(2,851,083)

About Clear Channel Outdoor Holdings

Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

For further information contact: Lisa Dollinger, Chief Communications Officer, 210-832-3474, or visit the Company’s web site at www.clearchanneloutdoor.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release. Other key risks are described in Clear Channel Outdoor’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2008. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:
Clear Channel Outdoor Holdings, Inc.
Lisa Dollinger, 210-832-3474
Chief Communications Officer